                                                                      Exhibit 99


                    WENDY'S HOSTS ANALYST & INVESTOR MEETING,
                   UPDATES EARNINGS AND UNIT DEVELOPMENT GOALS

                        OCTOBER SAME-STORE SALES ROBUST,
                           FUNDAMENTALS REMAIN STRONG

         DUBLIN, Ohio (November 12, 1998) -- Wendy's International, Inc. (NYSE:
WEN) is hosting today its biennial Analyst & Investor Meeting. The key discussion points include an update on goals for earnings, restaurant development plans, a reaffirmation of the Company's long-term strategies and an update on the key elements of the Strategic Initiatives announced earlier this year. Following is a summary:

         The Company's total diluted earnings per share goal for the fourth quarter of 1998 is 26 cents to 30 cents. The components of the EPS goal for the quarter include:

o A range of 25 cents to 26 cents from the base business, compared to the prior year's 23 cents from the base business. The EPS goal for the base business excludes franchising gains, the sale of real estate and fees related to the sale of notes.

o A range of 1 cent to 4 cents from the sale of real estate and fees related to the sale of notes.

o        Less than one-half cent in gains from franchising restaurants.

         A year ago in the fourth quarter the Company's total EPS was 34 cents, which included 23 cents from the base business and 11 cents in gains from franchising restaurants. There were no gains from real estate sales in the fourth quarter a year ago. Last year's fourth quarter EPS excludes non-recurring charges.

         The long-term goal for earnings per share from the base business is 12% to 15% based on continued sales growth at both Wendy's and Tim Hortons, restaurant unit openings, expansion of Wendy's domestic margins and share repurchase. Total EPS growth could be higher depending on the sale of real estate, fees related to the sale of notes and franchising.

         "Today's announcement clarifies our short-term objectives and reaffirms our commitment to staying focused on long-term strategies," said Gordon F. Teter, chairman, chief executive officer and president. "We are working through a transition year and implementing strategies to improve results from our base businesses and our emerging businesses.

         "The fundamentals of our Wendy's business in North America and Tim Hortons in Canada are outstanding. The brands are stronger than ever, as evidenced by the same-store sales growth over the past two years, excellent consumer survey ratings and the 1.4% improvement in third quarter domestic operating margins," Teter said. "So far in the fourth quarter average unit volumes (AUVs) at domestic company operated Wendy's are up 9% to 10%, same-store sales are up about 5% and same-store sales at Tim Hortons in Canada are up approximately 8%."

         For the year 1998, new restaurant openings are expected to total about 460 to 500 systemwide, compared to an original goal of 575. The lower total is due to challenging economic conditions in some international markets (primarily Asia/Pacific) and development delays at Wendy's and Tim Hortons in North America.

         Due to the challenging conditions internationally, the Company is conducting a strategic review of its equity ownership in the United Kingdom, where it has 14 company operated and four franchised

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units. Separately, the Company is reviewing alternatives to continue expanding in Argentina, where 18 Wendy's have opened since 1996 and have achieved strong sales volumes and brand acceptance. The Company currently has a real estate joint venture in Argentina with a franchise partner. These two reviews could result in a charge to earnings.

         The Company's goal is to increase new restaurant openings by about 15% in 1999 to a revised range of 560 to 590 systemwide. Most of the increase is expected from Wendy's in North America as the Company continues to focus on both existing and underpenetrated markets. The development goal includes a strategic action plan to improve the site selection process, add company operated restaurants and assist franchisees with real estate development.

         Additional resources and personnel required for the development program, as well as other strategic programs in progress, have raised the Company's general and administrative costs. The Company is also making strategic investments in a comprehensive corporate and field-level information technology project that will extend into 1999 and is making investments to establish the Tim Hortons business in the U.S.

         "We are focused on improving results," said Frederick R. Reed, chief financial officer. "That includes an ongoing review of all of our business units. It also includes an ongoing examination of the balance sheet to identify underperforming assets earning less than Wendy's cost of capital. Our goal is to improve return on capital by 2% within three years.

         "We are pleased that an important part of our strategy to improve returns is well ahead of plan. The Company announced in February a plan to repurchase $200 million of common shares over an 18- to 24-month period. Through the end of the third quarter on October 4, we repurchased $198 million, or 8.7 million common shares, in just eight months," Reed said. "Furthermore, in August the board authorized an additional $150 million for the share repurchase program to a total of $350 million. We intend to continue buying back common shares during the fourth quarter."

         The Company also announced today that it plans to begin reporting revenues and pretax income by business division in its year-end annual report and Form 10-K. A summary of business division segment data for the third quarter is attached to this news release. The Company will continue to report geographic data in its annual report and Form 10-K.

         Wendy's International, Inc. is one of the world's largest restaurant operating and franchising companies with $6 billion in systemwide sales in 1997. Wendy's Old Fashioned Hamburgers, founded by Dave Thomas in 1969, is the third largest quick-service hamburger restaurant chain in the world with 5,266 units. The Company also owns Tim Hortons, founded in 1964, which is the largest coffee and fresh baked goods chain in Canada with 1,598 units systemwide.



CONTACT: John D. Barker (614-764-3044) or Denny Lynch (614-764-3413)

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
                                    SUMMARY SEGMENT RESULTS
                                       THIRD QUARTER 1998
                                         ($ THOUSANDS)
                                  1997 YTD                               1998 YTD
                           REVENUES     PRETAX INCOME             REVENUES     PRETAX INCOME
                           --------     -------------             --------     -------------
WENDY'S U.S.              1,185,108           222,983(1)         1,079,487           197,484(1)
& NEW BAKERY

TIM HORTONS                 236,694            41,961(2)           291,795            41,884(2)
(CANADA & U.S.)

INTERNATIONAL WENDY'S       102,798             2,793               99,430             3,455
(INCLUDING CANADA)

CORPORATE                                     (51,194)                               (60,104)

         (1) INCLUDES GAINS ON SALE OF RESTAURANTS OF $54,924 IN 1997, $2,584 IN 1998, AND GAINS ON SALE OF LEASED PROPERTIES OF $628 IN 1997 AND $13,118 IN 1998.

         (2) INCLUDES LOSSES ON TIM HORTONS U.S. OF $2,994 IN 1997 AND $11,700 IN 1998.

         NOTE: PRETAX INCOME INCLUDES INTEREST AS INTERNALLY ALLOCATED.

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
                          SAFE HARBOR UNDER THE PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements:

COMPETITION. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel, and type and quality of food. The Company and its franchisees compete with international, regional, and local organizations primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company's competitors have substantially larger marketing budgets.

ECONOMIC, MARKET AND OTHER CONDITIONS. The quick-service restaurant industry is affected by changes in national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, and the type, number and location of competing restaurants. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

IMPORTANCE OF LOCATIONS. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

GOVERNMENT REGULATION. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination, and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990.

Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company's franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship.

GROWTH PLANS. The Company plans to significantly increase the number of systemwide Wendy's and Tim Hortons restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable. The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

INTERNATIONAL OPERATIONS. The Company's business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer

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
preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

DISPOSITION OF RESTAURANTS. The disposition of Company-operated restaurants to new or existing franchisees is part of the Company's strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The expectation of gains from future dispositions of restaurants depends in part on the ability of the Company to complete these transactions on acceptable terms and at or near prices estimated as attainable by the Company. The non-recurring charge recorded in the fourth quarter of 1997 included $35 million related to the closure or sale of restaurants to franchisees and the disposition of surplus properties. The actual loss incurred from these activities could vary significantly from the Company's estimate due to many of the factors set forth above.

TRANSACTIONS TO IMPROVE RETURN ON INVESTMENT. The Company owns several notes receivable issued by franchisees. The Company has entered into an agreement with a third party lender that permits the lender to contact franchisees, offer to refinance notes and enter into commitments to refinance such notes on or before March 31, 1999. The Company expects that a substantial portion of the notes will be refinanced. However, franchisees could decide to not refinance for various reasons, including changes in economic, credit market or other conditions, and the Company cannot require franchisees to refinance. In addition, the timing of refinancing transactions would be controlled by the lender and franchisees. As a result, there is no assurance as to when the Company could receive cash proceeds or realize income from refinancing transactions.

The sale of real estate previously leased to franchisees is generally part of the program to improve the Company's return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

YEAR 2000. The Company anticipates timely completion of its program to address year 2000 issues. However, if the new information systems are not implemented on a timely basis, modifications to existing systems cannot be accomplished on a timely basis, information technology resources do not remain available, or other unanticipated events occur, there would be adverse financial and operational effects on the Company. The amount of these effects cannot be ascertained at this time. Although the Company has not been informed of material year 2000 issues by third parties with which it has a material relationship or franchisees, there is no assurance that these entities will be year 2000 compliant on a timely basis. Unanticipated failures or significant delays in furnishing products or services by third parties or general public infrastructure service providers, or the inability of franchisees to perform sales reporting and financial management functions or to make timely payments to the Company or suppliers, could have a material adverse effect on results of operations, financial condition and/or liquidity.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.

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